UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2016

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-36046	41-1301878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13631 Progress Boulevard, Suite 400, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code

(386) 462-6800
(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2016,  Joseph Mandato submitted to AxoGen, Inc. (the “Company”) his letter of resignation (the “Letter of Resignation”) as a member of the Board of Directors (the “Board”) of the Company, effective immediately.   A copy of the Letter of Resignation is filed herewith as Exhibit 17.1. The Board accepted Mr. Mandato’s Letter of Resignation and thanked him for his long and valued service on the Board. The Company notes that Mr. Mandato’s resignation was not the result of any disagreement with the Company relating to the Company’s operations, policies or practices. Mr. Mandato served on the AxoGen Corporation (“AC”) board of directors from February 2006 until AC’s merger with and into the Company in September 2011, and served on the Board since such merger.  Mr. Mandato has served on the Company’s Governance and Nominating Committee since December 2015.

Based on the recommendation of, and nomination by, the Company’s Governance and Nominating Committee, Amy Wendell was appointed to the Board to fill the vacancy on the Board resulting from Mr. Mandato’s resignation, effective September 16, 2016.  Additionally, as a result of Mr. Mandato’s resignation, the Board reviewed the composition of its committees and determined to have Ms. Wendell appointed to the Governance and Nominating and Compensation Committee, effective September 16, 2016.

Ms. Wendell, age 55, has been a senior advisor for Perella Weinberg Partners’ (“PWP”) healthcare investment banking practice since January 2016.  Her scope of responsibilities involves providing guidance and advice with respect to mergers and acquisitions and divestitures for clients, and assisting PWP in connection with firm-level transactions.  Since 2015, Ms. Wendell has also been a senior advisor for McKinsey and Company’s (“McKinsey”) strategy and corporate finance practice and also serves as a member of McKinsey's transactions advisory board to help define trends in mergers and acquisitions, as well as help shape McKinsey's knowledge agenda. From 1986 until January 2015, Ms. Wendell held various roles of increasing responsibility at Covidien plc (“Covidien”) (including its predecessors, Tyco Healthcare and Kendall Healthcare Products), including in engineering, product management and business development. Most recently, from December 2006 until Covidien’s acquisition by Medtronic plc in January 2015, Ms. Wendell served as Covidien’s senior vice president of strategy and business development, where she managed all business development, including acquisitions, equity investments, divestitures and licensing/distribution, and led Covidien’s strategy and portfolio management initiatives. Ms. Wendell is a member of the board of directors of Ekso Bionics [OTCBB: EKSO], which develops and manufactures powered exoskeleton bionic devices that can be strapped on as wearable robots to enhance the strength, mobility, and endurance of soldiers and paraplegics.  Ms. Wendell is also a director of Por Cristo, a non-profit charitable medical service organization involved in health care work for at-risk women and children in Latin America.  Ms. Wendell holds a Bachelor of Science degree in mechanical engineering from Lawrence Institute of Technology (n/k/a Lawrence Technological University) and a Master of Science degree in biomedical engineering from the University of Illinois.

The Company believes Ms. Wendell has the requisite qualifications, skills and perspectives to be a valuable member of the Board based on, among other things, her broad healthcare management and governance experience, and her knowledge of healthcare policy and regulation, patient care delivery and financing, as well as her knowledge of clinical research and medical technology assessment.

There is no arrangement or understanding between Ms.  Wendell and any other person pursuant to which Ms. Wendell was appointed as a director of the Company. There are no transactions in which Ms.  Wendell has an interest requiring disclosure under Item 404(a) of Regulation S-K. Ms.  Wendell will receive the director compensation that is awarded to all non-employee directors for their service on the Board and the Governance and Nominating Committee.

On September 19, 2016, the Company issued a press release announcing Mr. Mandato’s resignation from, and Ms. Wendell’s appointment to, the Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d)  Exhibits

17.1          Letter of Resignation of Joseph Mandato, filed herewith.

99.1          Press Release, dated September 19, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOGEN, INC.

By:	/s/ Gregory G. Freitag
Gregory G. Freitag
General Counsel and SVP Business Development
Date:	September 19, 2016